SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 1, 2010
Date of Report (Date of Earliest Event Reported)
FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)
(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Modification to Restated Revolving Credit Agreement.
     First Potomac Realty Investment Limited Partnership, the operating partnership (the “Operating Partnership”) of First Potomac Realty Trust (the “Company”), is a party to a Second Amended and Restated Revolving Credit Agreement with KeyBank N.A., Wells Fargo N.A., PNC Bank, N.A., Wachovia Bank, N.A., Bank of Montreal, and Chevy Chase Bank (a division of Capital One, N.A.), dated December 29, 2009, as amended by Amendment No. 1 on May 14, 2010 (collectively, the “Credit Agreement”). The Credit Agreement, which provides for a commitment by the lenders of up to $175 million, permits the Operating Partnership to request that the total commitment under the Credit Agreement be increased by up to $100 million (from $175 million to a maximum amount of $275 million). On June 1, 2010, pursuant to the Operating Partnership’s request that the total commitment under the Credit Agreement be increased by $50 million, the Operating Partnership and certain of its subsidiaries, KeyBank N.A. (as administrative agent), USBank National Association (“USBank”) and TD Bank, N.A. (“TD Bank”) entered into a Commitment Increase Agreement. Pursuant to the Commitment Increase Agreement, US Bank and TD Bank agreed to fund the additional $50 million under the Credit Agreement, pursuant to the Operating Partnership’s request. The remaining terms and conditions of the Credit Agreement (including Amendment No. 1 thereto), which were filed as Exhibits 10.1 to the Company’s Current Reports on Form 8-K filed on January 1, 2010 and May 19, 2010, respectively, remain unchanged and continue to be in full force and effect. These terms and conditions include the rights of the lenders to, under certain circumstances upon an event of default by the Operating Partnership under the Credit Agreement, declare the principal, accrued interest and other obligations of the Operating Partnership under the Credit Agreement to be immediately due and payable.
     As of the date hereof, the Operating Partnership had drawn down approximately $88.0 million under the Credit Agreement. Therefore, giving effect to the Commitment Increase Agreement, approximately $137.0 million is available under the Credit Agreement for future draws, as of the date hereof.
     The foregoing does not purport to be a complete description of the terms and conditions of the Commitment Increase Agreement, and such description is qualified in its entirety by reference to the Commitment Increase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under Item 1.01 is incorporated into this Item 2.03 be reference.
Item 3.02. Unregistered Sales of Equity Securities.
     Pursuant to a Notes Exchange Agreement dated as of June 1, 2010, the Company agreed that on June 7, 2010, it would issue to two holders of the Operating Partnership’s 4.00% Exchangeable Senior Notes due 2011 (the “Notes”) 880,648 of its common shares of beneficial interest, par value $0.001 per share (“Shares”), in exchange for approximately $13.0 million in aggregate principal amount of the Notes. The Notes, which are guaranteed by the Company, are exchangeable for Shares. In connection with this repurchase, the Company will recognize a gain on extinguishment of debt of approximately $0.3 million. Giving effect to this transaction, approximately $37.5 million in aggregate principal amount of the Notes will remain outstanding.
     The Company’s issuance of the Shares is exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 3(a)(9) of such Act. No commission or other remuneration was paid or given directly or indirectly in connection with this transaction.
Item 9.01. Financial Statements and Exhibits.
  (d) Exhibits.

Exhibit No.	Description
10.1	Commitment Increase Agreement, dated June 1, 2010, among the Operating Partnership and certain of its subsidiaries, KeyBank N.A. (as administrative agent) and USBank National Association and TD Bank, N.A., each as additional lenders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
June 7, 2010	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commitment Increase Agreement, dated June 1, 2010, among the Operating Partnership and certain of its subsidiaries, KeyBank N.A. (as administrative agent) and USBank National Association and TD Bank, N.A., each as additional lenders.